Exhibit 10.2

MEMORANDUM OF AGREEMENT

Dated: 3rd March 2006

Ocean Village Maritime S.A. Panama

hereinafter called the Sellers, have agreed to sell, and

Galveston Navigation Inc. Marshall Islands (a company nominated by Omega Navigation Enterprises

Inc., but Omega Navigation Inc. to always remain responsible for the contractual obligations of the

Buying Company.

hereinafter called the Buyers, have agreed to buy

Name: M/T MILTIADIS M

Classification Society/Class: ABS

Built: 2003	By: S T X Korea

Flag: Marshall Islands	Place of Registration : Majuro

Call Sign: V7FB2	Grt/Nrt: 41,787/20,846

Register IMO Number: 9252943

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8

“In writing” of “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

1.             Purchase Price USD, 63,000,000.00 cash (United States Dollars Sixty Three Million)

2.             Deposit

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within 8 banking days after Buyers have notified the Sellers in writing, that the subjects as per clause 18 herein, have been lifted ~~from the date of this~~ Agreement. This deposit shall be placed with Sellers Bank National Bank of Greece S.A. Shipping Branch (198) and held by them in a joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, together with any charges for remitting such funds to be ~~credited to~~ for the Buyers account. Any fee charged for opening/holding/closing the said deposit shall be borne equally by the Sellers and the Buyers.

3.             Payment

The said Purchase Price shall be paid in full free of bank charges to Sellers Bank in National Bank of Greece S.A. Shipping Branch (198), SWIFT Code: ETHNGRAA

Corresponding Bank: JP Morgan Chase Bank, New York or Bank of New York, New York

In favour of:

Ocean Village Maritime S.A.              Account No: 198/93191074

IBAN No: GR 03 0110 1962 0000 1869 2191 074

On delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.             Inspections

a)*                               ~~The Buyers have inspected and accepted the Vessel’s classification records. The Buyers have also inspected the Vessel at/in And have accepted the Vessel following this inspection and the sale is outright and definite subject only in the terms and conditions of this Agreement.~~

b)*                              The Buyers shall have the right to inspect the Vessel’s classification records and declare whether same are accepted or not within 20th of March 2006. The Sellers shall provide for inspection of the Vessel at/in Port Rotterdam / Baltic Range including Sweden / Finland, on or about 6th - 12th March 2006. The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred. The Buyers shall inspect the Vessel without opening up and without cost to the Sellers. During the inspection, the Vessel’s deck and engine log books shall be made available for examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection. Should notice of acceptance of the Vessel’s classification records and of the Vessel not be received by the Sellers as aforesaid, ~~the deposit together with interest earned shall be released immediately to the Buyers,~~ whereafter this Agreement shall be null and void.

*              4 a) and 4 b) are alternatives: delete whichever is not applicable, in the absence of deletions, alternative 4 a) to apply.

5.             Notices, time and place of delivery

a)                                      The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall provide the Buyers with 30, 21, 14, 7 and 5 days approximate notice and 3 and 1 days definite notice as to the date and place they intend to tender vessel’s notice of readiness under clause (3) of this agreement ~~of the estimated time of arrival at the intended place of drydocking/underwater inspection delivery~~. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)                                     The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth, port or anchorage at the Sellers option, at/in U.S. Gulf or U.S. East Coast (Montreal-Bahla Blanco range) or U.S. West Coast (Vancouver-Valparaiso range) of Cariba of Mediterranean or Black Sea or Continent-Baltic range or Asian-Singapore range or Singapore-Japan Range or Arabian Gulf of India or West Africa or East Africa at the Seller’s option. ~~at/in in the Seller’s option~~. The Vessel to be delivered with empty cargo tanks.

Expected time of delivery: 1st July until 31st July 2006 in Sellers option

Date of cancelling (see Clauses 5 a), 6 b) (iii) and 14): 31st July 2006 in Buyers option

~~c)                                      If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification, the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice of or accepting the new date as the new cancelling date. If the Buyers have not declared their option within 7 running days of receipt of the Seller’s notification of or if the Buyers accept the new date, proposed in the Seller’s notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling~~

                                                ~~date stipulated in line 64.~~

If the Seller’s anticipate that not withstanding their endeavours, the Vessel will not be ready for delivery by the cancelling date, they may notify the Buyers in writing latest 15 days before the cancelling date, stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. If the new cancelling date proposed by Sellers is not later than the 18th August 2006, the cancelling date will automatically be extended to the 15th August 2006 and in such a case the Buyers shall not be entitled to claim any compensation from the Sellers for late delivery. If the new cancelling date proposed by Sellers is later than the 15th August 2006, the Buyers have the option of either cancelling this agreement in accordance with Clause 14 herein within 3 Banking days of receipt of the notice, or accepting the new date as the new cancelling date. If the Buyers have not declared their option within 3 banking days of receipt of the Seller’s notification, or if the Buyers accept the new date, the date proposed in the Seller’s notification, shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 81 herein.

If this agreement is maintained with the new cancelling date, all other terms and conditions hereof shall remain unaltered and in full force and effect but the Sellers will be required to tender only the applicable approximate notices as per line 63.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d)                                     Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.             Drydocking/Divers inspection

~~a)                                      The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel’s underwater ports below the deepest load line the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the Seller’s expense to the satisfaction of the Classification Society without condition/recommendation.~~

~~b)                                     (i)            The Vessel is to be delivered without drydocking. However, the Buyers shall have the right, at their expense, to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost, make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed, shall be to the satisfaction of the Classification Society if the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery Port.~~

~~(ii)           If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules, if the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation. In such event, the Sellers are to pay also for the cost of the underwater inspection and the Classification Society’s attendance.~~

~~(iii)          If the Vessel is to be drydocked pursuant to Clause 6 b) (II) and no suitable drydocking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 6 b). Once drydocking has taken place, the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the~~

~~purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 a) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.~~

~~c)             If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above~~

~~(i)            the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arragned by the Sellers. Should any part of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Seller’s expense to the satisfaction of the Classification Society without condition/recommendation.~~

~~(ii)           the expense relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay those expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class.~~

~~(iii)          the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees, shall be paid by the Sellers if the Classification Society issues any conditions/recommendations as a result of the survey or if it requires survey of the tailshaft system. In all other cases, the Buyers shall pay the aforesaid expenses, dues, and fees.~~

Promptly after the Vessel’s arrival at the delivery port the Buyers shall, at their risk and expense, carry out an inspection of the Vessel’s underwater parts by Class approved divers and with a video link to the attending Class surveyor. The Sellers shall arrange at their expense to have the Class Surveyor in attendance at such diver’s inspection.

If in the opinion of the Class Surveyor in attendance, the conditions at the port of delivery are unsuitable for such an inspection, the Sellers shall make the Vessel available at a suitable alternative place near the delivery port.

a) If any damage is found to the Vessel’s underwater parts, which the Vessel’s Classification Society confirms is affecting the Vessel’s clean certificate of Class, and the Classification Society requires such damage to be repaired prior to the Vessel’s next due Drydocking date, then prior to the Vessel’s delivery to the Buyers, the Sellers shall Drydock the Vessel at a port within the delivery range in the Sellers’ option and repair such damage affecting Class to the satisfaction of the Vessel’s Classification society at the Sellers’ time and expense. This port shall then become the new delivery port.

In the event of the Vessel being required to Drydock as mentioned above then the cancelling date shall automatically be extended by the additional time required for the Drydocking, completion of repairs, and any extra steaming, but limited to a maximum of 14 Banking days.

(iv)          The Buyers representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.

(v)           The Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers' work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyer’s work shall be for the Buyers’ risk and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and respective of Clause 5b.

b) if any damage is found to the Vessels’ underwater parts which the Vessel’s Classification society confirms is affecting the Vessel’s clean certificate of Class but the Classification society agrees to postpone repairs to same, until the Vessel’s next due Drydocking date, then the Buyers shall take delivery of the Vessel “as is” with the dammage affecting class as it is, and the Sellers shall compensate the Buyers by way of reduction from the purchase price. The Sellers and the Buyers shall each obtain a Quotation for the repair of such dammage affecting Class from two (2) separate reputable ship repair yards in the delivery range. The compensation amount to the Buyers in lieu of the Sellers carrying out the necessary repairs to Class satisfaction shall be the average of the 2 repair quotations received, one by the Sellers and one by the Buyers respectively as mentioned above. The aforementioned repair quotations shall be strictly for the actual repair costs only and not to include Drydock dues, Docking or undocking clause.

*                                         Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

**                                  6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply.

7.             Spares/bunkers, etc.

The Sellers shall deliver to Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment ~~including spare tail end shaft(s) and/or spare~~ propeller(s) ~~propeller blade(s), if any~~, belonging to the Vessel at the time of Inspection used or unused, whether on board or not shall become the Buyers’ property, but spares on order are to be excluded. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare ~~parts including spare tail end shaft(s) and spare propeller(s)/propeller blade(s)~~ which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. All ~~The~~ radio ~~installation~~ and navigational equipment including GMDSS shall be included in the sale without extra payment ~~if they are the property of the Sellers.~~ All spare parts and equipment on board included but not limited to those sited at time of inspection shall be included in the sale. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers’ Vessel(s), shall be excluded without compensation. Excluded also to be vessel’s engine room log books, although buyers have the right to take photocopies of log books for the last 12 months, at their expense. Vessel’s Oil Record Book, from the time of the vessel’s construction to remain on board as per SOLAS requirement. Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire): Masters bond store, Sponsor’s painting, Unitor oxygens, acetylene and freon gas cylinders, Videotol video Library, Butterworth Tank Cleaning Machines, Mini-m, Owners’ Manuals, PMS

~~The Buyers shall take over the remaining bunkers and unused lubricating oils in storage tanks and sealed drums and pay the current net market price (excluding barging expenses) at the port and date of delivery of the Vessel.~~ Buyers to pay extra for the unused bunkers onboard at the Platt’s Oilgram average prices at time and port of delivery, or at Platt’s Oilgram average prices at the nearest port if same not available at the port of delivery. Buyers also to pay for remaining unused lubricating oil in the storage tanks and in unbreeched drums/tins etc. (only luboils which have not gone through the Vessel’s system) at Seller’s last net purchase prices, which to be evidenced by fax copies of the relevant invoices.

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8.             Documentation

The place of closing: At Sellers’ nominated place in Greece

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, ~~namely~~

~~a)                                      Legal Bill of Sale in a form recordable in            (the country in which the Buyers are~~

~~to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.~~

~~b).                                  Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.~~

~~c).            Confirmation of Class issued within 72 hours prior to delivery.~~

~~d).                                  Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.~~

~~e).                                   Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel had been delivered.~~

~~f).                                     Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.~~

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.

At the time of delivery the Sellers shall supply the Buyers with copies of all manuals, instruction booklets, code books and plans on board Vessel. Sellers to dispatch from Sellers offices, at Buyers cost, all other plans/instruction books/documentation in Sellers possession onshore within ten working days from date of Vessels delivery.

After the deposit had been lodged, the Sellers are to provide the Buyers with the following drawings: 1) General Arrangement 2) Capacity Plan 3) Trim and Stability 4) Pumping and Piping diagram, at Buyers’ written request and at Buyers’ expense.

The Continuous Synopsis Record to be left on board. Records of the Planned Maintenance to date, to be left on board. The Sellers are to arrange to delete their registration of the Vessel with OCIMF within 7 days after delivery.

9.             Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, taxes, encumbrances, mortgages and maritime liens or any other debts or claims whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.           Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.           Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted. However, the Vessel shall be delivered with her class fully maintained free/clear of ~~without~~ condition/recommendations* of Class. free of average damage affecting the Vessel’s class, and with her classification certificates and ~~national certificates;~~ statutory and national and international trading certificates, including safety equipment inspection certificates, under present flag to ~~as well as all other certificates the Vessel had at the time of inspection~~, be clean and valid and unextended for a period of 3 months from date of delivery without ~~condition~~/recommendation* by Class or the relevant authorities at the time of delivery. All continuous survey cycles for hull and machinery to be clean and up to date with no outstandings for minimum 3 months from the time of delivery. “Inspection” in this Clause 11, shall mean the Buyer’s inspection according to Clause ~~4 a) or 4~~ b). if ~~applicable~~, or the Buyer’s inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

*                                         Notes/Memos/Comments, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.           Name/markings

Upon delivery the Buyer’s undertake to change the name of the Vessel and alter funnel markings.

13.           Buyer’s default.

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest. Should the Purchase Price not be paid in accordance with Clause 3 the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers, if the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.           Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 6 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyer’s shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause B If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately. Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.           Buyers’ representatives

After this Agreement has been signed by both parties and the 10% deposit has been lodged, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense for the final voyage of the last two weeks prior to delivery of the vessel, whichever is longer, upon arrival ~~at      on or about~~        These representatives are on board for the purpose of familiarization and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The

Buyers’ representatives shall sign the Sellers’ letter of indemnity as per P&I wording prior to their embarkation. Sellers officers/crew to cooperate in explaining, demonstrating operation of the Vessel’s equipment but same is not to interfere with the vessel’s normal operation. Buyers to pay usd 10 per day per representative for meal charges. All victualling and communication expenses etc, shall be settled onboard with the Master directly before delivery.

16.           Arbitration

a)*                               This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts ~~1960 and 1978~~ 1906 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

~~b)*                              This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matters in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen, their decision or that of any two of them shall be final, and for purpose of enforcing any award, this Agreement may be made a rule of the Court. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.~~

~~c)*                               Any dispute arising out of this Agreement shall be referred to arbitration at             , subject to the procedures applicable there. The laws of          shall govern this Agreement.~~

*                                         16 a), 16 b) and 16 c) are alternatives: delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.

Clauses 17-20 to form an integral part of this MOA

Clause 17

Sellers to confirm that to the best of their knowledge the Vessel is not blacklisted by any nation or organization including the Arab Boycott League and ITF.

Clause 18

This purchase of the Vessel is subject and conditional upon the Buyers’ holding company, Omega Navigation Enterprises Inc. being acceptably priced at an initial Public Offering (IPO) enabling the purchase of the Vessel. This subject shall be lifted latest 12th April 2006, by the Buyers in writing, or such subject may be waived during that period by the Buyers in writing. If this subject and condition is not lifted or waived by Buyers in writing as aforesaid by the 12th April 2006, then this MOA will be of no effect.

Clause 19

All terms and conditions of this sale to be strictly Private and Confidential and details are not to be disclosed by any party involved until the publication of the “Red Herring” filing of the F1 Registration form by Omega Navigation Enterprises Inc. However should the sale or any details relating to the sale, become known or reported in the market, neither the Sellers nor the Buyers shall have the right to withdraw from the sale or fail to fulfill all their obligations under the Memorandum of Agreement.

Clause 20

On delivery of the Vessel and against the release of the 10 percent deposit to the Sellers and receipt of the 90 percent balance of purchase monies plus monies due for remaining bunkers and lube oils by the Sellers, the Sellers shall hand over to the Buyers all delivery documents as reasonably required by the Buyers for the legal transfer of title and flag. A list of such delivery documents plus a list of delivery documents to be supplied by the Buyers to the Sellers, shall be mutually agreed by Buyers and Sellers respective Lawyers and listed in Addendum No 1 to the MOA. The issuance of Addendum No 1 and signing of same by both parties shall not in any way delay the issuance and signing of the MOA by both parties.

FOR THE SELLERS	FOR THE BUYERS

For and on behalf of Ocean Village Maritime	/s/ Charilaos Loukopoulos
SA, Panama	Charilaos Loukopoulos
Curzon Shipbrokers signed	Attorney In Fact
by: Gerasines Kalogirates
/s/ Gerasines Kalogirates
As Brokers only

Date: 9th March 2006

ADDENDUM No. 1

TO

MEMORANDUM OF AGREEMENT (THE “AGREEMENT”) DATED March, 3 2006 BETWEEN OCEAN VILLAGE MARITIME SA, OF PANAMA (The “Sellers”) AND GALVESTON NAVIGATION INC OF MARSHALL ISLANDS (The “Buyers”) COVERING THE PURCHASE OF THE “MILTIADIS M” (THE “VESSEL”)

A.            Sellers and Buyers hereby agree that the following documents are to be provided by Sellers to Buyers upon delivery of the Vessel and in exchange for payment of the Purchase Price:

1.                                       Legal Bill of Sale for the Vessel in two originals duly executed by Sellers, (the genuiness of the signature of the person signing same for and on behalf of the Sellers to be confirmed by either a Marshall Islands Special Agent or the Panamanian Consul, Piraeus), transferring title of the Vessel from Sellers to Buyers and warranting that the Vessel at the time of delivery is free from all encumbrances, mortgages and maritime liens or any other debts whatsoever.

2.                                       A signed commercial invoice from Sellers in two originals describing the main particulars of the Vessel and setting forth the Purchase Price.

3.                                       A signed commercial invoice from Sellers setting out the cost to the Buyers for the remaining bunkers and lubricating oils in accordance with Clause 7 of the Agreement.

4.                                       A Protocol of Delivery and Acceptance in two original copies signed by Sellers.

5.                                       Certificate of Good Standing of Sellers dated not more than 30 days prior to the date of delivery of the Vessel issued by the competent authorities of Sellers’ jurisdiction of incorporation, setting forth the names of Sellers’, Directors and Officers.

6.                                       Certificate of Permission for sale for the purpose of Vessel’s Re-registration under the Marshall Islands flag.

7.                                       A certified, by the Panamanian Consul, Piraeus or Sellers’ Greek lawyer, true and complete copy the Articles of Incorporation (or equivalent constitutional documents), with English translation thereof, of Sellers.

8.                                       Certified true copy of the minutes of meetings of the Board of Directors and Shareholders of Sellers, duly legalized by the Panamanian Consul acting in his capacity as Notary Public, if executed in Greece, or notarized and apostilled, if executed in Panama, approving and ratifying the sale of the Vessel to Buyers and the terms of the Agreement, authorizing Sellers’ officers and attorneys-in-fact to execute and deliver the Bill of Sale, the Protocol of Delivery and Acceptance and any other documents required under the Agreement or this Addendum.

9.                                       A Power of Attorney of Sellers, duly executed and legalized by the Panamanian Consul acting in his capacity as Notary Public, if executed in Greece, or notarized and apostilled if executed in Panama, in favor of one or more authorized representatives of Sellers to act on behalf of Sellers in connection with the sale of the Vessel, to execute and deliver the Bill of Sale, the Protocol of Delivery and Acceptance and any other documents required under the Agreement or this Addendum.

10.                                 Certificate of the Marshall Islands Register, dated the delivery date of the Vessel confirming that (a) Sellers are the registered owner of the Vessel and (b) the Vessel is free of any recorded mortgages, liens or other encumbrances. It is noted that this Certificate will be issued during the process of the closing meeting upon the lifting of the mortgage which is presently recorded over the Vessel and simultaneously with the release/payment of the purchase Price to Sellers.

11.                                 A copy of the Vessel’s CSR.

12.                                 An original Certificate issued by the Classification Society dated not earlier than three business days prior to delivery of the Vessel confirming that the Vessel has its present class maintained free of recommendations.

13.                                 Letter from Sellers to the Vessel’s Classification Society to deal directly with the Marshall Islands Maritime and Corporate Administrator’s office in connection with the issuance of a Class Statement dated within five (5) working days prior to delivery of Vessel, issued by the Classification Society containing the following:

                                                (i)                                     A list of all existing conditions, recommendations and deficiencies that are outstanding at the date of the statement.

                                                (ii)                                  A list of the Statutory Certificates which the Vessel’s Classification Society is prepared to issue on behalf of the Republic of the Marshall Islands.

                                                (iii)                               The status of all current relevant Statutory Surveys, setting forth dates of completion of each; and

                                                (iv)                              An indication of any reasons, to the extent known by the Society, why the vessel is not fit to proceed to sea prior to the completion of any outstandings as may be noted under (i) above. If there are no apparent reasons known to the Society this should be stated.

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14.                                 Letter from Sellers confirming that to the best of their knowledge the Vessel is not blacklisted by any nation or organization including the Arab Boycott League and ITF.

15.                                 Sellers shall provide Buyers with copies of the following certificates of the Vessel not later than seven days prior to delivery of the Vessel:

                                                                (a)           Certificate of Registry

                                                                (b)           International Tonnage Certificate;

                                                                (c)           ISM Safety Management Certificate;

                                                                (d)           Cargo Ship Safety Construction Certificate;

                                                                (e)           Cargo Ship Safety Equipment Certificate;

                                                                (f)            Cargo Ship Safety Radio Certificate; and

B.                                     Sellers and Buyers hereby agree that the following documents are to be provided by Buyers to Sellers upon closing:

1.                                       Original, legalized by a Special Agent of the Marshall Islands and apostilled, resolutions adopted by the Buyers, authorizing the purchase of the Vessel from Sellers and authorizing their representatives to effect payment of the balance of the purchase price, take delivery of the Vessel, receive, deliver and sign all necessary documents in connection with the purchase and delivery of the Vessel, including any Addenda to the MOA, signing the release letter of a joint deposit account and the Protocol of Delivery and Acceptance;

2.                                       Original, legalized by a Special Agent of the Marshall Islands and apostilled, Power of Attorney of Buyers issued in accordance with the above resolutions;

3.                                       Original Certificate of Good Standing of Buyers dated not earlier than 30 days prior the closing date;

4.                                       One original copy of the Protocol of Delivery and Acceptance countersigned by Buyers.

All other terms of the MOA to remain in full force and effect.

For and on behalf of	For and on behalf of
the Sellers	the Buyers

/s/ [ILLEGIBLE]	/s/ Charilaos Loukopoulos
[ILLEGIBLE]	Charilaos Loukopoulos
Attorney in Fact	Attorney in Fact

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